UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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COLOMBIA GOLDFIELDS LTD.
(Name of Registrant as Specified In Its Charter)
_________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEWS RELEASE

Medoro Announces Appointment of Chief Executive Officer

TORONTO, Monday, October 19, 2009 – Medoro Resources Ltd. (TSX-V: MRS) is pleased to announce that Mr. John W.W. Hick has been appointed Chief Executive Officer and a director of Medoro, effective today.

Mr. Hick replaces Mr. Robert Doyle who has resigned as Chief Executive Officer. Mr. Doyle will continue as a director of the Company. In addition, Mr. Miguel de la Campa has resigned as director of Medoro. Mr. De la Campa will continue to assist the Company in Colombia in a consulting capacity.

Mr. Hick has over 25 years of experience in the mining industry in both senior management and director capacities, including CEO of Rio Narcea Gold Mines Ltd, President and CEO of Defiance Mining Corporation, President and later Vice Chairman of TVX Gold Inc., and Senior Vice President, Corporate of Placer Dome Inc. He holds a BA degree from the University of Toronto, a LLB degree from the University of Ottawa and was called to the Bar of Ontario in 1978. He also serves as an independent director of a number of mining or mining industry related companies.

"The board is delighted that Mr. Hick has joined Medoro as Chief Executive Officer. Mr. Hick brings to Medoro considerable knowledge and years of experience in the mining industry", said Robert Metcalfe, an independent director of Medoro, on behalf of the board.

The board wishes to thank Messrs. Doyle and de la Campa for their significant contributions to the Company.

Medoro also announced that on October 16, 2009, it granted options to purchase 1,300,000 common shares of Medoro to certain directors and officers of the Company, subject to regulatory approval. The stock options were granted pursuant to Medoro's stock option plan for a period of five years, and are exercisable at a price of $0.75 per share, the closing market price on the date prior to the date of grant.

About Medoro Resources Ltd.

Medoro Resources Ltd. is a gold exploration and development company focused on acquiring and developing properties of merit, with particular emphasis on Colombia. The Company recently announced the execution of: (i) a letter of intent to acquire all of the issued and outstanding common shares of Mineros Nacionales S.A.;(ii) an arrangement agreement to acquire the common stock of Colombia Goldfields Ltd; and (iii) and a letter of intent to acquire the securities of Colombia Gold plc, each of which has properties located in the Marmato District of Colombia.

Additional information on Medoro Resources Ltd. can be found by visiting the company's website at www.medororesources.com.

FOR FURTHER INFORMATION

Peter Volk, General Counsel & Secretary
(416) 603-4653

This communication shall not constitute the solicitation of proxy, nor shall it constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities for sale into the United States or Canada. No offering of securities shall be made in the United States or Canada except pursuant to registration under the US Securities Act of 1933, as amended, or an exemption therefrom.

This press release contains forward-looking statements based on assumptions, uncertainties and management's best estimates of future events. Actual results may differ materially from those currently anticipated. Investors are cautioned that such forward-looking statements involve risks and uncertainties. Important factors that could cause actual results to differ materially from those expressed or implied by such forward looking statements are detailed from time to time in the company's periodic reports filed with the British Columbia Securities Commission and other regulatory authorities. The company has no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release

A copy of Colombia Goldfields' definitive proxy statement in connection with the proposed acquisition has been filed under Colombia Goldfields' profile on EDGAR and is available at www.sec.gov. Colombia Goldfields securityholders are advised to read the definitive proxy statement and any supplements thereto.